Exhibit 2.2

                           STOCK RESTRICTION AGREEMENT

AGREEMENT  made January 28, 2004, by and among  Davendar  Bains,  c/o Amplidyne,
Inc.

59 Lagrange Street, Raritan, NJ 08869, "Bains"), Phoenix Capital Holdings, 711 Fifth Avenue, Suite 401, New York, NY 10022 ("Phoenix"), and Amplidyne, Inc., 59 Lagrange Street, Raritan, NJ 08869(as to Paragraph 2):

Whereas Bains owns 2,272,985 shares of the Common Stock (the "Shares") of Amplidyne, Inc., a Delaware corporation (the "Company"); and

Whereas Phoenix and the Company are parties to a subscription agreement dated January 28, 2004 (the "Subbscription Agreement"), by which the Company agreed to use its best efforts to cause its shareholders to approve an increase in the Company's authorized but unissued common shares to at least 70,675,000 shares no later than March 1, 2004; and

Whereas in order to induce Phoenix to enter into the Subscription Agreement, Bain has agreed to use his best efforts to cause the Company to perform its obligations under the Subscription Agreement, and has agreed to maintain his equity interest in the Company and to restrict his rights to sell, transfer or encumber his Shares;

Now, therefore, in consideration of the promises and of the mutual covenants and undertakings of the parties, the parties do hereby agree as follows:

1. In order to induce Phoenix to enter into and carry out the terms of the Subscription Agreement, Bains hereby agrees to use his best efforts to cause the Company to perform its obligations under Section 1. b of the Subscription Agreement, and to maintain his equity interest in the Company.

2. Bains agrees, for a period of eighteen months from the date hereof, that he shall not sell, give, transfer, assign or otherwise dispose of all, or any portion, of his Shares, whether now owned or hereafter acquired, except upon the advance written permission of Phoenix. Bains further agrees not to pledge, hypothecate or otherwise secure any type of debt or obligation with all, or any portion, of his Shares, whether such debt is incurred voluntarily or involuntarily except upon the advance written permission of Phoenix. Any attempted transfer or encumbrance by Bains of the Shares he owns (or hereafter acquires) which is not in compliance with the terms of this Agreement shall be void and shall not be reflected on the stock records of the Company. The restrictions in this paragraph 2 will expire prior to eighteen months from the date hereof upon a merger in which the Company is not the survivor, or upon the sale of all or substantially all of the assets of the Company.

4. For the lesser of eighteen months from the date hereof or until such time as the shareholders of the Company approve an increase in the Company's authorized but unissued common shares to at least 70,675,000 shares, Bains hereby grants to Phoenix an irrevocable proxy, which proxy is coupled with an interest, to vote the Shares at any meeting of the Company's shareholders and at any adjournment thereof, and to grant or withhold consent, and otherwise to act as his proxy or representative in respect to any and all Shares now held or which may hereafter


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be acquired by Bains and for that purpose to sign and execute in Bains' name and on his behalf any proxies or other instruments

5. Any notice required or permitted to be given under this Agreement will be effective if it is in writing and sent by certified or registered mail, return receipt requested or by recognized overnight courier, to the appropriate party at the address set forth above and with the appropriate postage or delivery charges paid. Any party may change its address for receipt of notice by notice to the others in accordance with this paragraph. Notices are deemed given three
(3) business days following the date of mailing or one (1) business day following delivery to a recognized overnight courier; the date of notice is the date of mailing.

6. This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. This Agreement shall be deemed to be made in the State of New Jersey and shall be governed by the laws thereof.

8. This Agreement shall be binding and conclusive upon and inure to the benefit of the respective parties and their successors, heirs, assigns, executors, administrators, and legal representatives.

9. This Agreement shall not be modified unless in writing and signed by all of the parties hereto in the same manner as this Agreement is executed.

10. This Agreement supersedes all agreements previously made between the parties hereto relating to its subject matter. There are no other understandings or agreements between them

11. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.
                                                Phoenix Capital Holdings


/s/ Devendar Bains                              By: /s/ Ramesh Akella
-------------------------------                     ----------------------------
         Davendar Bains                             Ramesh Akella, President


Amplidyne, Inc. (as to its obligations in Paragraph 2)



By: /s/ Devendar Bains
    ---------------------------
        Davendar Bains
        President